UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 11, 2013 (July 8, 2013)

Date of Report (date of earliest event reported)

NEUROGESX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33438	94-3307935
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

999 Baker Street, Suite 200,

San Mateo, California 94404

(Address of principal executive offices)

(650) 358-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth below in Item 2.01 is hereby incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth below in Item 2.01 is hereby incorporated by reference into this Item 1.02.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 8, 2013, NeurogesX, Inc. (the “Company”) completed the sale of certain of its assets to Acorda Therapeutics, Inc. (“Acorda”) pursuant to an Asset Purchase Agreement, dated as of April 15, 2013 (as amended in July 8, 2013, the “APA,” and the sale of such assets the “Acorda Sale”). In connection with the closing of the Acorda Sale, other assets of the Company subject to that certain Financing Agreement, dated as of April 29, 2010 (as amended) (the “Financing Agreement”), by and between the Company and HC Royalty Partners (“HC Royalty”), were sold by HC Royalty, as a secured party, in an Article 9 sale process, pursuant to which such assets were acquired by HC Royalty, the sole bidder in such process (the “Article 9 Sale”). The combination of the Acorda Sale and Article 9 Sale resulted in the sale of substantially all of the assets of the Company (the combination being the “Asset Sales”). The consideration for the assets disposed in the Acorda Sale was approximately $7.45 million paid in cash at the closing (a purchase price of $6.95 million and payment or reimbursement of pre-closing operating expenses of the Company of approximately $500,000) and the assumption of approximately $400,000 in accounts payable of the Company. An additional $50,000 payment by Acorda under the APA is currently being held back by Acorda pending the Company meeting certain 30-day post-closing obligations relating to delivery of certain quarterly financial statements by the Company. In addition, under the terms of the APA Acorda will make potential future payments of up to $5,000,000 if certain milestones are met by Acorda following the closing of the Acorda Sale. A description of the terms of such milestones is set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 17, 2013 (the “8-K”), which description is hereby incorporated by reference into this Item 2.01. The consideration for the assets disposed in the Article 9 Sale consisted of a credit bid equal to the amount of the Company’s obligations under the Financing Agreement (approximately $67 million) less certain costs and expenses incurred by HC Royalty in the process of the Article 9 Sale. A further description of the terms of the Asset Sales is set forth in the 8-K, which is incorporated by reference in this Item 2.01.

The Company has terminated the employment of its executive officers effective one business day following the closing the Asset Sales (Ronald Martell, President and Chief Executive Officer, Stephen Ghiglieri, Executive Vice President, Chief Operating Officer and Chief Financial Officer, and Stephen Peroutka, Executive Vice President and Chief Medical Officer), and such individuals executed releases of the Company.

At the closing of the Acorda Sale, a portion of the proceeds from such transaction was used to repay the approximate $4.58 million remaining obligation of the Company to Hercules Technology Growth Capital, Inc. (“Hercules”) under the Loan and Security Agreement, dated as of August 5, 2011, between the Company and Hercules, as amended to date (the “LSA”). In connection with such repayment, Hercules terminated its security interest in the assets of the Company subject to the LSA. The Warrant Agreement, originally dated August 5, 2011, as amended to date, that the Company issued to Hercules connection with LSA also terminated in connection with the Acorda Sale. In addition to paying Hercules, the Company paid certain legal, accounting and advisor fees associated with the transaction as well as a portion of severance costs for its terminated employees. After payment of such amounts, the Company’s remaining funds are insufficient to fully satisfy its unsecured obligations. Accordingly, the Company is currently in the process of engaging Sherwood Partners, LLP to undertake an assignment for the benefit of creditors (the “Assignment”) and to settle outstanding obligations of the Company.

In connection with the effectiveness of the Assignment, all members of the board of directors of the Company (Anthony DiTonno, Bradford Goodwin, Neil Kurtz, Gary Lyons, Ronald Martell, Robert Nelsen and John Orwin) are expected to resign. In addition, the Warrant to Purchase Series A Preferred Stock by and between the Company and Silicon Valley Bank, dated as of December 14, 2000, and the Warrant to Purchase Series B Preferred Stock by and between the Company and Silicon Valley Bank, dated as of May 1, 2002, were terminated in connection with the closing of the Asset Sales.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth above in Item 2.01 is hereby incorporated by reference into this Item 3.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in item 2.01 above is hereby incorporated by reference into this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

By:	/s/ Stephen F. Ghiglieri
Stephen F. Ghiglieri
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Date: July 11, 2013

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